Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOMX INC. (REVERSE STOCK SPLIT AMENDMENT)

BiomX Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be further amended by inserting into Article FIFTH thereof, immediately after the last sentence of the first paragraph, the following:

“…Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and converted into a different number of shares of Common Stock (the “New Common Stock”) such that each ten shares of Old Common Stock shall, at the Effective Time, be automatically reclassified as and converted into one share of New Common Stock (the “Reverse Stock Split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. Fractional share resulting from the Reverse Stock Split will be rounded up to the next whole share.”

SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222 and 242 of the DGCL.

***

By approving this Certificate of Amendment, stockholders are approving one, and only one, reverse stock split ratio of between 1:5 and 1:10 shares of our Common Stock into one share. The Certificate of Amendment that is filed with the Secretary of State of the State of Delaware will include only one ratio determined by the Board of Directors of the corporation to be in the best interests of the corporation and its stockholders following stockholder approval of this amendment and prior to the time of filing of the Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this __ day of August 2024.

BIOMX INC.
By:
Jonathan Solomon
Chief Executive Officer